Exhibit 10.2

FORM OF PROMISSORY NOTE

$[●]

New York, New York

[Closing Date]

FOR VALUE RECEIVED, [●], a [●] / individual resident of [●] (“Maker”), hereby irrevocably and unconditionally promises to pay to GMEX Robotics Corporation, a British Virgin Islands company, or its successors or assigns (“Payee”), the principal amount of $[●] (the “Principal Amount”), representing the unpaid Subscription Amount payable by Maker pursuant to that certain Securities Purchase Agreement, dated as of June 8, 2026, by and among Payee and the purchasers party thereto, including Maker (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”).

1.	Payment. The Principal Amount shall be due and payable in full, in immediately available funds, without demand, setoff, deduction, counterclaim, defense, abatement or withholding of any kind, on or before the close of business, New York City time, on the ninetieth (90th) day following the Closing Date under the Purchase Agreement. Payment shall be made by wire transfer to an account designated by Payee in writing. Maker may prepay this Note in whole or in part at any time without premium or penalty.

2.	Absolute and Unconditional Obligation. Maker’s obligation to pay the Principal Amount is absolute, irrevocable and unconditional and shall not be affected, impaired, reduced, released, discharged or excused for any reason, including any change in the market price, trading volume, listing status, business, prospects, financial condition or results of operations of Payee, any inability of Maker to sell, transfer, pledge, exercise or otherwise dispose of any Securities, any dispute under or relating to the Purchase Agreement or any other Transaction Document, or any other circumstance, event or condition whatsoever, whether or not foreseeable. Maker acknowledges that this Note is intended to evidence a fixed and binding payment obligation and not an option to purchase or decline to purchase the Securities.

3.	Security Interest. As security for the prompt and complete payment and performance of all obligations of Maker under this Note, Maker hereby grants to Payee a continuing first-priority security interest in, lien upon and pledge of all of Maker’s right, title and interest in and to the following, whether now owned or hereafter acquired: (a) all Shares issued or issuable to Maker under the Purchase Agreement; (b) all Warrants issued or issuable to Maker under the Purchase Agreement; (c) all Warrant Shares issued or issuable upon exercise of such Warrants, if any; (d) all securities, rights, distributions, dividends, replacements, substitutions and proceeds of any of the foregoing; and (e) all books and records relating to any of the foregoing (collectively, the “Collateral”).

4.	Possession; Stop Transfer; Perfection. Maker acknowledges and agrees that, pending full payment of this Note, the Collateral may be held by Payee, its transfer agent or another designee in escrow or subject to restrictive legends and stop-transfer instructions, as provided in the Purchase Agreement. Maker authorizes Payee to file UCC financing statements and take such other actions as Payee reasonably determines are necessary or desirable to perfect, continue, evidence or enforce its security interest in the Collateral. Maker shall execute and deliver such additional instruments and documents as Payee may reasonably request for such purpose.

5.	Restrictions Pending Payment. Until this Note has been paid in full, Maker shall not sell, assign, transfer, pledge, hypothecate, encumber, exercise, dispose of or grant any interest in any Collateral, except with Payee’s prior written consent. Any attempted transfer or encumbrance in violation of this Note shall be null and void ab initio.

6.	Events of Default. Each of the following shall constitute an “Event of Default”: (a) Maker fails to pay the Principal Amount in full when due; (b) Maker breaches any covenant or agreement in this Note; (c) any representation, warranty or certification made by Maker in the Purchase Agreement or any other Transaction Document is materially false or misleading when made; (d) Maker becomes insolvent, makes an assignment for the benefit of creditors, commences or becomes subject to any bankruptcy, insolvency, receivership or similar proceeding; or (e) Payee’s security interest in the Collateral ceases to be valid, perfected or enforceable, other than as a result of Payee’s own failure to take an action within its control.

7.	Remedies. Upon the occurrence and during the continuance of an Event of Default, Payee may, at its option and without notice or demand, exercise any or all rights and remedies available under this Note, the Purchase Agreement, the Uniform Commercial Code as in effect in the State of New York, or other applicable law or equity, including (a) commencing an action to collect the unpaid Principal Amount, together with all costs of collection, (b) enforcing its security interest in the Collateral, (c) retaining, selling, cancelling or otherwise disposing of the Collateral to the fullest extent permitted by the Purchase Agreement and applicable law, and (d) seeking specific performance, injunctive relief or other equitable relief. No exercise of rights against the Collateral shall be required before Payee may sue Maker directly on Maker’s unconditional promise to pay, and Payee’s rights against Maker and against the Collateral shall be cumulative and not exclusive.

8.	Costs of Collection. Maker shall pay all reasonable and documented out-of-pocket costs and expenses incurred by Payee in enforcing this Note or preserving, protecting or enforcing its rights in the Collateral, including reasonable attorneys’ fees and expenses, whether or not litigation is commenced.

9.	Waivers. Maker waives presentment, demand, protest, notice of dishonor, notice of nonpayment, notice of acceleration, notice of intent to accelerate, diligence in collection and all other notices or defenses of a similar nature, to the fullest extent permitted by applicable law.

10.	No Waiver by Payee. No delay or failure by Payee in exercising any right or remedy shall operate as a waiver thereof, and no waiver shall be effective unless in writing and signed by Payee. All rights and remedies of Payee are cumulative.

11.	Governing Law; Jurisdiction; Jury Waiver. This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the laws of another jurisdiction. Maker irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, New York, New York for any action arising out of or relating to this Note. MAKER KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.	Defined Terms. Capitalized terms used but not defined in this Note have the meanings given to them in the Purchase Agreement.

13.	Binding Effect; Assignment. This Note shall bind Maker and Maker’s successors and permitted assigns and shall inure to the benefit of Payee and its successors and assigns. Maker may not assign this Note or any obligation hereunder without Payee’s prior written consent.

14.	Counterparts; Electronic Signatures. This Note may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered by PDF, electronic signature platform or other electronic means shall be deemed original signatures for all purposes.

MAKER:

[●]

By:
Name:	[●]
Title:	[●]

Address:	[●]
Email:	[●]

Acknowledged and accepted:

GMEX ROBOTICS CORPORATION

By:
Name:	[●]
Title:	[●]